Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Stardust Power Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Equity	Common Stock(1)		(2)	(3)
	Equity	Preferred Stock(1)		(2)	(3)
	Debt	Debt Securities(1)		(2)	(3)
Fees to Be Paid	Other	Warrants(1)		(2)	(3)
	Other	Purchase Contracts(1)		(2)	(3)
	Other	Units(1)		(2)	(3)
	Other	Subscription Rights(1)		(2)	(3)
	Unallocated (Universal) Shelf	—	457(o)	(2)	(3)	$100,000,000	$0.00015310	$15,310
	Total Offering Amounts					$100,000,000		$15,310
	Total Fee Offsets							—
	Net Fee Due							$15,310

(1)	Separate consideration may or may not be received for securities that are issuable upon the conversion or exercise of, or in exchange for, other securities offered hereby.

(2)	There are being registered hereunder such indeterminate number of shares of common stock, shares of preferred stock, warrants to purchase common stock, preferred stock or debt securities, purchase contracts to purchase common stock, preferred stock or debt securities, units, subscription rights, and such indeterminate principal amount of debt securities, as shall have an aggregate initial offering price not to exceed $100,000,000. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $100,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or in combination with other securities registered hereunder. The securities registered also include such indeterminate amounts and numbers of debt securities, common stock and preferred stock as may be issuable upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable antidilution provisions. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional number of securities as may be offered or issued from time to time upon stock splits, stock dividends, recapitalizations or similar transactions.

(3)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b under the heading “Instructions to the Calculation of Filing Fee Tables and Related Disclosure” of Part II, Item 16, of Form S-3 under the Securities Act.